Exhibit 99.2

On-Site Services, Inc.
Unaudited Balance Sheet

March 31,	2010

Assets

Current Assets
Accounts receivable	$1,085,611
Prepaid expenses and other assets	13,152

Total Current Assets	1,098,763

Intangible Assets, net	234,672

Goodwill	206,702

Total Assets	$1,540,137

Liabilities and Stockholder’s Equity

Current Liabilities
Bank overdraft	$21,302
Accounts payable	17,692
Accrued expenses	662,867
Accrued workers' compensation	207,171
Due to WTS	49,438
Related party notes payable	183,504

Total Current Liabilities	1,141,974

Stockholder’s Equity
Common stock, $0.10 par value, 10,000 shares authorized, issued and outstanding	1,000
Additional paid in capital	446,900
Accumulated deficit	(49,737)

Total Stockholder's Equity	398,163

Total Liabilities and Stockholder's Equity	$1,540,137

See accompanying notes to financial statements.

On-Site Services, Inc.
Unaudited Statements of Operations

Quarter ended March 31,	2010	2009

Revenue	$2,601,156	$3,062,562

Cost of Revenue	2,385,894	2,847,883

Gross profit	215,262	214,679

Operating Expenses
Selling, general and administrative	143,606	114,363

Operating Income (Loss)	71,656	100,316

Other Expense
Interest expense	1,554	2,231

Total Other Expense	1,554	2,231

Net Income (Loss)	$70,102	$98,085

See accompanying notes to financial statements.

On-Site Services, Inc.
Unaudited Statements of Stockholder’s Equity

	Common	Retained	Additional Paid	Stockholder's
	Stock	Earnings	in Capital	Equity

Balance, at December 31, 2009	$1,000	$(119,839)	$446,900	$328,061

Net Income	-	70,102	-	70,102

Balance, at March 31, 2010	$1,000	$(49,737)	$446,900	$398,163

See accompanying notes to financial statements.

On-Site Services, Inc.
Unaudited Statements of Cash Flows

Quarter ended March 31,	2010	2009

Cash Flows From Operating Activities
Net Income	$70,102	$98,085
Adjustments to reconcile net income to net cash used in operating activities
Amortization of intangible assets	26,681	33,012
Accrued interest on note payable	2,792	2,231
Changes in assets and liabilities
Increase in accounts receivable	(170,514)	(397,321)
Decrease (increase) in prepaids	4,221	(1,741)
Decrease in accounts payable	(1,678)	(2,448)
Decrease in accrued expenses	(23,882)	(28,153)
(Increase) decrease in accrued workers' compensation	(9,459)	92,320

Net cash used in operating activities	(101,737)	(204,015)

Cash Flows From Financing Activities
Increase in bank overdraft	21,302	-
Increase in due to WTS	-	183,000

Net cash provided by financing activities	21,302	183,000

Net Decrease in Cash and Cash Equivalents	(80,435)	(21,015)

Cash and Cash Equivalents, beginning of period	80,435	197,528

Cash and Cash Equivalents, end of period	$-	$176,513

See accompanying notes to financial statements.

On-Site Services, Inc.
Notes to Consolidated Financial Statements
As of March 31, 2010 and the Three Months Ended
March 31, 2010 and 2009

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three months ended March 31, 2010 and 2009 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2010.

Intangible Assets, net

Intangible assets and accumulated amortization as of March 31, 2010 are as follows:

March 31,				2010
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Customer relationships	4 years	$280,700	$130,553	$150,147
Non-compete agreement	5 years	112,700	28,175	84,525

Total		$393,400	$158,728	$234,672

Workers’ Compensation Insurance

The Company maintains an insurance policy with respect to workers’ compensation coverage for its worksite employees with Thrive HR. The Company has accrued as the estimated liability for the unsettled workers’ compensation claims of $207,000 at March 31, 2010. The estimated liability for unsettled workers’ compensation claims represents management’s best estimate which includes, in part, an evaluation of information provided by the Company’s third-party administrators for workers’ compensation claims to estimate the total future costs of all claims, including potential future adverse loss development. These estimates are continually reviewed and adjustments to liabilities are reflected in current operating results as they become known.  The Company believes that the difference between amounts recorded for its estimated liabilities and the possible range of costs to settle related claims is not material to its results of operations; nevertheless, it is reasonably possible that adjustments required in future periods may be material to the results of operations.

Related Party Transactions

O2HR, LLC

The Company entered into a service agreement with O2HR, LLC (O2HR) in January 2006. As a result of the sale of the Company to WTS in January 2009, 02HR is now affiliated with the Company through common ownership. In accordance with this agreement, 02HR serves as the Company’s professional employer organization (“PEO”), providing both assistance with payroll and securing workers’ compensation insurance on behalf of the Company. In exchange for these services, 02HR receives a fee. In addition, all workers’ compensation insurance claim deductibles are paid directly to 02HR. The Company incurred $23,000 in service fees under its contract with O2HR, LLC for the three months ended March 31, 2009. In addition, the Company incurred $213,000 for workers’ compensation premiums and deductibles for the three months ended March 31, 2009. $715,000 and $853,000 due to O2HR is included in accrued expenses or accrued workers’ compensation as of March 31, 2010 and 2009, respectively.

On-Site Services, Inc.
Notes to Consolidated Financial Statements
As of March 31, 2010 and the Three Months Ended
March 31, 2010 and 2009

In January 2010, O2HR, LLC transferred its existing business to Thrive HR, an affiliated entity.  The Company incurred $40,000 in service fees under its contract with Thrive HR for the three months ended March 31, 2010.  In addition, the Company incurred $85,000 for workers compensation premiums.  $155,000 due to Thrive HR is included in accrued expenses as of March 31, 2010.

Note Payable

During 2009, the Company entered into a $183,000 demand note payable, bearing interest at 5% per annum, with a related party, Alexander & Alexander.  Interest incurred during 2009 and 2010 included in the note payable balance as of March 31, 2010 was $10,500. During 2010, the Company settled the balance by paying the full amount due under the note to an affiliate of Alexander & Alexander.

Due to WTS

For the year ended December 31, 2009, the Company was charged insurance premiums by WTS, its parent, for general liability insurance carried by WTS on behalf of the Company. The total insurance expense incurred for these premiums as of March 31, 2010 was $9,600. At March 31, 2010, $49,000 is recorded as due to WTS for these insurance premiums.